UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-25878

                             ILM I LEASE CORPORATION
                             -----------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 1750 TYSONS BOULEVARD, SUITE 1200, TYSONS CORNER, VIRGINIA 22102 (800) 257-3550
 -------------------------------------------------------------------------------
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          COMMON STOCK, $.01 PAR VALUE*
                          -----------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
                                      ----
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         * ILM I Lease Corporation ("ILM I Lease") petitioned the Circuit Court of Fairfax County, Virginia, for a judicial dissolution of ILM I Lease, and on October 5, 2001, the Circuit Court issued an order judicially dissolving ILM I Lease. On January 31, 2002, the Virginia State Corporation Commission terminated ILM I Lease's corporate existence.

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(i)       [  ]
         Rule 12g-4(a)(1)(ii)    [  ]        Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(2)(i)     [  ]        Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(ii)    [  ]        Rule 12h-3(b)(2)(ii)      [  ]
                                             Rule 15d-6                [  ]

Approximate number of holders of record as of the certification or notice date: _____0*___

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, ILM I Lease has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 7, 2004                  By:  /s/ Jeffry Dwyer
                                              -------------------------------
                                               Jeffry Dwyer, Former President